FOR FURTHER INFORMATION: Scott J. Gish Vice President Corporate Communications (203)775-9000 sgish@photronics.com
Press Release

 PHOTRONICS REPORTS FOURTH QUARTER RESULTS

     Fourth Quarter Highlights:

  Sales of $94.7 million (guidance: $92 - $97 million)
  Pro forma loss per share <$0.07> (guidance: <$0.15> - <$0.09>)
  High-end IC sales increased 32% sequentially
  Balance Sheet recapitalized
  Total debt reduced by $65 million sequentially
  Working Capital increased to $90 million

     BROOKFIELD, Connecticut December 8, 2009 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2009 fourth quarter results for the period ended November 1, 2009.

     Sales for the fourth quarter were $94.7 million, down 8.3% compared to $103.3 million for the fourth quarter of fiscal year 2008. Sales of semiconductor photomasks accounted for $73.8 million, or 77.9% of revenues during the fourth quarter of fiscal 2009, and sales of flat panel display (FPD) photomasks accounted for $20.9 million, or 22.1% of revenues. GAAP net income for the fourth quarter of fiscal 2009 was $1.2 million, or $0.11 loss per diluted share. The diluted loss per share reflects the assumed conversion of warrants to acquire 1.4 million shares originally issued in connection with the Company's May 2009 credit facility amendment as well as the associated assumed reversal of $6.5 million in mark-to-market gains which were recorded in other income. This compares to net income of $0.2 million, or $0.01 earnings per diluted share, for the fourth quarter of fiscal 2008.

     Sales for the 2009 fiscal year were $361.4 million, down 14.5% from $422.5 million for fiscal 2008. Sales of semiconductor photomasks accounted for $272.9 million, or 75.5% of revenues during the 2009 fiscal year, and sales of FPD photomasks accounted for $88.5 million, or 24.5% of revenues. GAAP net loss for the 2009 fiscal year amounted to $41.9 million, or $0.97 loss per diluted share, as compared to 2008 fiscal net loss of $210.8 million, or $5.06 loss per diluted share.

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     Pro forma net loss for the fourth quarter of fiscal year 2009 was $3.2 million, or $0.07 loss per diluted share, as compared to pro forma net income of $0.6 million or $0.01 earnings per diluted share for the fourth quarter of fiscal year 2008. Pro forma net loss for the 2009 fiscal year was $26.2 million, or $0.63 loss per diluted share, as compared to pro forma net loss for the 2008 fiscal year of $11.2 million or $0.27 loss per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial supplement reconciles pro forma financial information with Photronics, Inc.’ financial results under GAAP.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer commented, “During the fourth quarter we successfully recapitalized our balance sheet and paid down $65 million in debt. We also benefited from continued traction at the nanoFab where we gained additional market share with new qualified and volume production customers, while sequentially improving its operating cash flow. For the year Photronics significantly reduced fixed operating costs and realigned its global manufacturing network to better match customer demand. We enter 2010 in a solid position to capitalize on market improvement,” concluded Macricostas.

Non-GAAP Financial Measures

     Pro forma net income (loss) and pro forma earnings (loss) per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that pro forma net income (loss) and pro forma earnings (loss) per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’ future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’ projected earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma net income (loss) and pro forma earnings (loss) per share, are not intended to represent funds available for Photronics, Inc.’ discretionary use and are not intended to represent or be used as a substitute for operating income (loss), net income (loss) or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Pro forma financial information is adjusted for the following items:

PHOTRONICS REPORTS FOURTH QUARTER RESULTS................................................................................................PAGE THREE

  Consolidation and restructuring charges are excluded because they are not a part of ongoing operations
  Gain on sale of building is excluded because it is not a part of ongoing operations
  Deferred financing fees write-off net of interest savings is excluded because it is not a part of ongoing operations and was not anticipated when establishing forecast guidance for Q4-2009
  Impact of warrant mark-to-market gains (losses) are excluded because it does not affect cash earnings
  Primarily goodwill and long-lived asset impairment charges are excluded because they do not affect cash earnings and are not a part of ongoing operations

     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial supplement reconciles pro forma financial information with Photronics, Inc.' financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, December 9, 2009. The live dial-in number is 913-312-0713. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

20-2009

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